                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No.___)*


                            INSIGNIA SYSTEMS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   45765Y105
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                 June 23, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                         ---------------
  CUSIP NO.: 45765Y105               13G                          PAGE 2 OF 5
-----------------------                                         ---------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only).

      W. Robert Ramsdell

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,091,567
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,091,567
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,091,567
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      11.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12

      IN
------------------------------------------------------------------------------

---------------------                                   ---------------------
CUSIP NO.: 45765Y105               13G                   PAGE 3 of 5
---------------------                                   ---------------------


Item 1(a)      Name of Issuer:

               Insignia Systems, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               10801 Red Circle Drive
               Minnetonka, Minnesota 55343

Item 2(a)      Name of Person Filing:

               W. Robert Ramsdell

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               474 Paseo Miramar
               Pacific Palisades, California 90272

Item 2(c)      Citizenship:

               United States

Item 2(d)      Title of Class of Securities:

               Common Stock

Item 2(e)      CUSIP Number:

               45765Y105

Item 3 If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

               (a)  [_]  Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o).

               (b)  [_]  Bank as defined in section 3(a) of the Act (15 U.S.C.
                         78c).

               (c)  [_]  Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C. 78c).

               (d)  [_]  Investment company registered under section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)  [_]  An investment adviser in accordance with
                         (S)240.13d-1(b)(1)(ii)(E).

               (f)  [_]  An employee benefit plan or endowment fund in
                         accordance with (S)240.13d-1(b)(1)(ii)(F).

               (g)  [_]  A parent holding company or control person in
                         accordance with (S)240.13d-1(b))1)(ii)(G).

               (h)  [_]  A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i)  [_]  A church plan that is executed from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

----------------------                                    --------------------
CUSIP NO.: 45765Y105                  13G                   PAGE 4 of 5
----------------------                                    --------------------


Item 4 Ownership:

       (a)  Amount Beneficially Owned:  1,091,567

       (b)  Percent of Class:  11.7%

       (c)  Number of shares as to which such person has:

           (i) sole power to vote or direct the vote:  1,091,567

          (ii) shared power to vote or direct the vote:  0

         (iii) sole power to dispose or to direct the disposition of:  1,091,567

          (iv) shared power to dispose or to direct the disposition of:  0

Item 5 Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

       Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

       Not applicable.

Item 8 Identification and Classification of Members of the Group:

       Not applicable.

Item 9 Notice of Dissolution of Group:

       Not applicable.

-------------------                                         --------------------
CUSIP NO. 45765Y105                    13G                  PAGE 5 OF 5
-------------------                                         --------------------

ITEM 10   CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issurer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     Dated: June 30, 1998


                                                      /s/ W. Robert Ramsdell
                                                     -------------------------
                                                     Name: W. Robert Ramsdell